Exhibit 99.1

Press Release

For immediate release

Company contact: Jennifer Martin, Vice President—Investor Relations, 303-312-8155

Bill Barrett Corporation Reduces and Redirects 2012 Capital Program,

Continues to Increase Emphasis on Oil

DENVER – March 1, 2012 – Bill Barrett Corporation (the “Company”) (NYSE: BBG) announced today a revised 2012 capital program for the Company as a result of lower natural gas prices. The Company has reduced its expected capital expenditure program for 2012 to a projected range of $800 million to $900 million, a reduction of nearly $100 million. Specifically, the Company is reducing natural gas activity by $120 million and increasing oil activity by $30 million. The increased oil directed expenditures include the addition of two rigs by year-end at the Uinta Oil Program. The revised capital program is expected to generate 2012 production growth of 14% to 18%, which is approximately 4 Bcfe less than the previous guidance estimate.

Chairman, Chief Executive Officer and President Fred Barrett commented: “The Company is maintaining its flexibility to increase or decrease our drilling programs to best correspond with our operating environment. We have continued to expand our acreage position at the Uinta Oil Program, adding more than 9,000 net undeveloped acres since year-end 2011. The added acreage is predominantly fee lands, and we are working to have permits in place to increase drilling activity from three to five rigs by year-end. We will produce our natural gas reserves in a manner that delivers the best long-term returns to our shareholders and, given the current forward pricing for natural gas, we have decided to cut back natural gas drilling activity. Our revised 2012 plan will cease drilling at West Tavaputs in Utah and reduce the drilling program in Gibson Gulch in Colorado from three rigs to two rigs. This decision will drive substantial capital savings while still delivering 14% to 18% year over year production growth with nearly 80% oil production growth.”

The Company’s revised guidance for 2012 is:

•	Capital expenditures: $800 to $900 million, reduced from $900 million to $1 billion

•	Production: 122 to 126 Bcfe, reduced from 126 to 130 Bcfe

•	Lease operating expense: $0.57 to $0.62 per Mcfe, up from $0.55 to $0.59 per Mcfe

•	Gathering, processing and transportation: $0.90 to $0.95 per Mcfe, unchanged

•	General and administrative: $0.43 to $0.47 per Mcfe, unchanged

FORWARD-LOOKING STATEMENTS

Statements contained in this press release provide projections of future results, specifically for capital expenditures and other operating guidance. These forward-looking statements are based on management’s judgment as of this date and include certain risks, uncertainties and assumptions. Please refer to the Company’s most recent Form 10-K, Form 10-Q, Current Reports on Form 8-K and other filings with the SEC for a list of certain risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statement based on future events or circumstances.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

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